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                                    Westcore Trust
                         c/o ALPS Mutual Funds Services, Inc.
                          370 Seventeenth Street, Suite 3100
                                  Denver, CO  80202



                                as of October 6, 1997



Smith Barney Inc.
388 Greenwich Street
New York, NY  10013

     RE:  APPOINTMENT OF SMITH BARNEY AS AGENT OF WESTCORE TRUST ("TRUST")

Dear Sirs:

     The Trust hereby appoints Smith Barney Inc. ("Smith Barney") as the agent of each portfolio of the Trust for the limited purpose of accepting instructions for the purchase, redemption and exchange of Trust shares by clients of Smith Barney, and receipt by Smith Barney shall constitute receipt by the Trust for purpose of determining the net asset value at which such orders will be executed, on the terms set forth in the Participation Agreement dated October 6, 1997 between Smith Barney and Denver Investment Advisors LLC.

     The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or


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representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

     By your signature below, please indicate that you accept such appointment on such terms.

                                   Yours truly,



                                   Westcore Trust

                                   By: /s/ Jasper R. Frontz
                                       ------------------------
                                       Name:  Jasper R. Frontz
                                       Title: Treasurer

Agreed and Accepted by:

Smith Barney Inc.


By:    /s/ Anne Gray
    ------------------
    Name: Anne Gray
    Title: S.V.P.
    as of October 6, 1997